Exhibit 10.2

FIRST AMENDMENT TO LOAN AGREEMENT

Dated as of December 18, 2009

by and among

INTERSTATE COLUMBIA SPE, LLC,

as Borrower,

and

CALYON NEW YORK BRANCH,

as Lenders,

and

CALYON NEW YORK BRANCH,

as Agent for Lenders

FIRST AMENDMENT TO LOAN AGREEMENT

ThisFIRST AMENDMENT TO LOAN AGREEMENT (this "Amendment") is dated as of December 18, 2009, among CALYON NEW YORK BRANCH, a branch, licensed under the laws of the State of New York, of a banking corporation organized under the laws of the Republic of France, having an office at The Calyon Building, 1301 Avenue of the Americas, New York, New York 10019 (together with its successors and assigns, the "Lenders"), CALYON NEW YORK BRANCH, a branch, licensed under the laws of the State of New York, of a banking corporation organized under the laws of the Republic of France, having an office at The Calyon Building, 1301 Avenue of the Americas, New York, New York 10019, as agent for Lenders (together with its successors and assigns, "Agent"), and INTERSTATE COLUMBIA SPE, LLC, a Delaware limited liability company, having an office at c/o Interstate Hotels & Resorts, 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203 (together with its successors and assigns, "Borrower").

WITNESSETH:

WHEREAS,Borrower, Agent and Lenders are parties to that Loan Agreement dated as of May 1, 2008, as supplemented by that certain letter agreement among Borrower, Agent and Lenders dated June 19, 2009 (as so supplemented, and as the same at any time may from time to time be further amended, restated, supplemented, extended or otherwise modified, the "Loan Agreement"; all capitalized terms used but not defined herein shall have the meaning ascribed to them in the Loan Agreement) pursuant to which Lenders agreed to make, and Agent agreed to administer, a loan to Borrower up to the original maximum principal amount of $25,000,000 (the "Loan"), upon the terms and conditions contained in the Loan Agreement;

WHEREAS, Borrower has requested that Agent approve the Interstate Merger (as defined herein); and

WHEREAS, in connection with the Interstate Merger, Borrower, Agent and Lenders desire to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Borrower, Agent and Lenders hereby agree as follows:

SECTION 1.	Amendments.

(a)       The following definitions are hereby added to Section 1.1 of the Loan Agreement:

"First Amendment Date" means December 18, 2009.

"First Amendment to Loan Agreement" means that certain First Amendment to Loan Agreement dated as of the First Amendment Date among Borrower, Agent and the Lenders.

"First Amendment Fee Letter" means that certain letter agreement dated as of the First Amendment Date between Borrower and Agent regarding the payment of certain fees by Borrower.

"Interstate Merger" means (a) the merger of Guarantor with HAC Merger Partnership, L.P., pursuant to which Guarantor will be the surviving entity and (b) the merger of IHR with HAC Merger Sub, Inc., a Delaware corporation, pursuant to which IHR shall be the surviving entity and IHR shall cease to be a Public Company.

"Interstate Merger Closing Date" means the date on which the Interstate Merger shall have closed.

"Interstate Merger Signing Date" means the date on which all parties to the Interstate Merger shall have executed and delivered a binding written merger agreement or agreements to effect the Interstate Merger.

(b)       The definition of "Debt Service Coverage Ratio Event of Default" set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced in its entirety as follows:

"Debt Service Coverage Ratio Event of Default" shall exist as of any Testing Determination Date if as of such Testing Determination Date, the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on such Testing Determination Date shall be less than (a) 1.10:1.0 for any Testing Determination Date occurring on or after the Closing Date through and including April 30, 2009, (b) 1.15:1.0 for any Testing Determination Date occurring on or after May 1, 2009 through and including April 30, 2010 and (c) 1.20:1.0 for any Testing Determination Date occurring on or after May 1, 2010; provided, however, that so long as the Interstate Merger Closing Date shall have occurred, and Borrower shall have paid to Agent the Merger Closing Fee (as defined in the First Amendment Fee Letter) in accordance with Section 2.4(g)(ii) hereof, on or before June 30, 2010, then (i) there shall be no Debt Service Coverage Ratio Event of Default in effect for any Testing Determination Date occurring from June 30, 2010 through and including December 31, 2010, (ii) a "Debt Service Coverage Ratio Event of Default" shall exist as of March 31, 2011 if, as of such date, the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on such date shall be less than 1.15:1.0, (iii) a "Debt Service Coverage Ratio Event of Default" shall exist as of June 30, 2011 if, as of such date, the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on such date shall be less than 1.15:1.0 and (iv) a "Debt Service Coverage Ratio Event of Default" shall exist as of any Testing Determination Date occurring after June 30, 2011 if, as of any such subsequent Testing Determination Date, the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on such Testing Determination Date shall be less than 1.20:1.0.

(c)       The definition of "Assumed Interest Rate" set forth in Section 1.1 of the Loan Agreement is hereby amended by replacing the text "two percent (2.0%)" appearing in clause (a)(ii) thereof and replacing it with the text "prior to the Interstate Merger Closing Date, two percent (2.0%) and on and after the Interstate Merger Closing Date, three and one-half of one percent (3.50%)".

(d)       The definition of "Base Rate Margin" set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced in its entirety as follows:

"Base Rate Margin" means (a) prior to the Interstate Merger Closing Date, one percent (1%) per annum and (b) on and after the Interstate Merger Closing Date, two and one-half of one percent (2.50%) per annum.

(e)       The definition of "LIBOR Rate Margin" set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced in its entirety as follows:

"LIBOR Rate Margin" means (a) prior to the Interstate Merger Closing Date, two percent (2%) per annum and (b) on and after the Interstate Merger Closing Date, three and one-half of one percent (3.50%) per annum.

(f)        Section 2.4 of the Loan Agreement is hereby amended by adding the following as subsection (g)(i) thereof:

"(g)(i)          Payment Upon Signing. Borrower shall promptly notify Agent of the occurrence of the Interstate Merger Signing Date. Upon the Interstate Merger Signing Date, Borrower shall pay to Agent the Merger Signing Fee (as defined in the First Amendment Fee Letter)."

(g)       Section 2.4 of the Loan Agreement is hereby amended by adding the following as subsection (g)(ii) thereof:

"(g)(ii)          Payment Upon Merger. Borrower shall promptly notify Agent of the occurrence of the Interstate Merger Closing Date. Upon the Interstate Merger Closing Date, Borrower shall (i) make a prepayment of the outstanding principal amount of the Loan in the amount of Five Million Dollars ($5,000,000), (ii) pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof, on account of such prepayment and (iii) pay to Agent the Merger Closing Fee (as defined in the First Amendment Fee Letter)."

(h)       Section 7.33 of the Loan Agreement is hereby amended by adding the following at the end thereof:

"Without limiting the foregoing, from and after the Interstate Merger Closing Date, Borrower shall, or shall cause Guarantor to, maintain in place the program described in Exhibit B attached to the First Amendment to Loan Agreement in order to confirm compliance by them and their investors with the Patriot Act and other laws relating to money laundering and terrorism, and shall, or shall cause Guarantor to, deliver to Agent, from time to time at Agent's written request, true, complete and accurate information as to the identities and ownership percentages of all holders of direct and indirect interests in Borrower and Guarantor to confirm Borrower's, Agent's and Lenders' on-going compliance with the Patriot Act and other laws relating to money laundering and terrorism. Additionally, if any Person not set forth in the organizational chart attached to the First Amendment to Loan Agreement acquires ten percent (10%) or more of the ownership interests in Borrower or Property Owner, Borrower shall promptly notify Agent of the identity of such Person and its ownership percentage."

(i)        Section 8.1(a) of the Loan Agreement is hereby amended by deleting the test "(iii) any Interest or (iv)" appearing therein and replacing it with the following text:

"(iii) any amount payable pursuant to Section 2.4(g) hereof, (iv) any Interest or (v)"

SECTION 2.  Interstate Merger. (a) Provided that the Interstate Merger Signing Date occurs, and Borrower shall have paid to Agent the Merger Signing Fee (as defined in the First Amendment Fee Letter) in accordance with Section 2.4(g)(i) hereof, on or before December 31, 2009, Agent hereby waives the Event of Default that may occur solely on account of the Borrower's failure to cause the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on the Testing Determination Date occurring in December, 2009 to be less than 1.15:1.0. The foregoing waiver shall not be deemed to be a waiver of any other Default, Event of Default or other matter, including without limitation, any Default or Event of Default arising from circumstances which cause such Debt Service Coverage Ratio not to be less than 1.15:1.0 that independently constitute a Default or Event of Default.

(b)          Provided that (i) the Interstate Merger Signing Date occurs, and Borrower shall have paid to Agent the Merger Signing Fee (as defined in the First Amendment Fee Letter) in accordance with Section 2.4(g)(i) hereof, on or before December 31, 2009, and (ii) during the period commencing on January 1, 2010 and ending on the date that the financial statements, compliance certificates and other reports and items required to be delivered pursuant to Sections 7.1(b), 7.1(c) and 7.1(d) of the Loan Agreement with respect to the period from January 1, 2010 through March 31, 2010 (and for clarification purposes, not financial statements or other items with respect to periods before January 1, 2010 that are due for delivery after January 1, 2010) (collectively, the "First Quarter Deliveries") are actually delivered to Agent, Borrower and Property Owner do not make any payment, dividend or distribution to any direct or indirect owner of or Affiliate of Borrower, Property Owner or Guarantor from March 1, 2010 until the First Quarter Deliveries are actually delivered to Agent as and to the extent that payments, dividends and distributions would have been prohibited pursuant to Section 7.24 of the Loan Agreement as if a Cash Sweep Condition existed or was deemed to exist (and instead, such funds are accumulated and reserved in the Operating Account), Agent agrees that the First Quarter Deliveries may be delivered to Agent no later than the May 20, 2010, provided that if the Interstate Merger Closing Date occurs between April 25, 2010 and May 20, 2010, the First Quarter Deliveries shall be delivered to Agent on the Interstate Merger Closing Date. In the event that the First Quarter Deliveries indicate that a Cash Sweep Condition should have been in effect as of March 31, 2010, then on the same day that Borrower delivers to Agent the First Quarter Deliveries, Borrower shall deposit into the Cash Sweep Account all Excess Cash Flow that Borrower would have been obligated to deposit into the Cash Sweep Account pursuant to Section 2.15(a) of the Loan Agreement from April 1, 2010 through the date that the First Quarter Deliveries are delivered to Agent (e.g., Excess Cash Flow from the month of March, 2010 and onward) and deliver proof thereof to Agent.

(c)          Borrower agrees to deliver to Agent on or before the Interstate Merger Closing Date a due authorization, execution and delivery and enforceability opinion with respect to this Amendment from Decamp, Diamond & Ash substantially in the form of the due authorization, execution and delivery and enforceability opinion delivered to Agent at Closing with respect to the Loan Agreement.

SECTION 3.  Interstate Merger Consent. Provided that (a) the representations and warranties set forth in Section 6(e) hereof are true and correct and remain true and correct in all material respects as of the Interstate Merger Closing Date, (b) no Event of Default shall have occurred and be continuing as of the Interstate Merger Closing Date and (c) Borrower shall have performed all of its covenants pursuant to Section 2.4(g) of the Loan Agreement, as amended hereby, on the Interstate Merger Closing Date, Agent hereby consents to the Interstate Merger.

SECTION 4.  Termination of Provisions. If the Interstate Merger Closing Date does not occur on or before June 30, 2010, then Sections 1(b), (c), (d), (e), (g), (h), (i), 2(c) and 3 hereof shall be void and of no force and effect, and the Loan Agreement shall not be amended thereby.

SECTION 5.  Ratification. Borrower hereby ratifies and reaffirms its obligations, waivers, indemnities and covenants under the Loan Agreement, as amended hereby, and under the other Loan Documents.

SECTION 6.  Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders as follows (which representations and warranties shall be given as of the date hereof and shall survive the execution and delivery of this Amendment):

(a)       Due Execution. This Amendment has been duly executed and delivered by Borrower, and all necessary actions have been taken to authorize Borrower to perform its obligations under the Loan Agreement, as amended hereby, and the other Loan Documents.

(b)       Enforceability. The Loan Agreement, as amended hereby, and the other Loan Documents, constitute legal, valid and binding obligations of Borrower.

(c)       No Violation. The consummation of the transactions contemplated herein, the execution and delivery of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended hereby, and the other Loan Documents, do not (a) to Borrower's Knowledge, (i) violate any Legal Requirement, (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Borrower, Property Owner or any Affiliate of Borrower or Property Owner is a party or by which it or any of its properties is bound or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower, Property Owner or any Affiliate of Borrower or Property Owner (except as contemplated by the Loan Agreement and by the other Loan Documents), or (b) violate any provision of the operating agreements or other organizational documents of Property Owner or Borrower.

(d)       Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities or any party to any Permitted Encumbrance that are required in connection with the valid execution and delivery of this Amendment and the performance by Borrower of the Loan Agreement, as amended hereby, and the other Loan Documents, have been obtained and are in full force and effect.

(e)       Interstate Merger. Attached to this Amendment as Exhibit A is a true, complete and accurate organizational chart of Borrower and Property Owner effective upon the closing of the Interstate Merger, which organizational chart sets forth all Persons who shall directly or indirectly hold ten percent (10%) or more of the ownership interests in Borrower or Property Owner upon the closing of the Interstate Merger. All information supplied by or on behalf of Borrower and its Affiliates to Agent with respect to the Persons set forth on said chart is true, complete and accurate and does not omit any material fact necessary in order to make such information not misleading in any material respect. Giving effect to and after the Interstate Merger, Borrower and Property Owner shall continue to comply with the terms of Section 5.39 of the Loan Agreement. The Interstate Merger shall not have a Material Adverse Effect. The obligations of Guarantor under the Loan Documents to which it is a party shall not be affected by the Interstate Merger. Attached hereto as Exhibit B is a true, complete and accurate description of the program of Borrower or Guarantor in order to confirm compliance by them and their investors with the Patriot Act and other laws relating to money laundering and terrorism.

(f)	Defaults. No Event of Default exists as of the date hereof.

SECTION 7.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Agent and Lenders and their respective successors and assigns and shall be binding upon Borrower and its permitted successor and assigns.

SECTION 8.  Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.  No Other Amendments. The Loan Agreement and the other Loan Documents remain in full force and effect and, except as the Loan Agreement has been amended herein, remain unchanged.

SECTION 10.            Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in the State of New York or in any jurisdiction in the United States shall, as to the State of New York or such jurisdiction in the United States, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

SECTION 11.            Headings. The headings of the various sections, sub-sections and paragraphs hereof are for convenience of reference only and shall not define, modify, limit or amplify any of the terms or provisions hereof.

SECTION 12.            Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

SECTION 13.            WAIVER OF TRIAL BY JURY. BORROWER, AGENT AND LENDERS HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVE ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY, IN ANY SUIT, ACTION OR PROCEEDING BROUGHT UNDER OR WITH RESPECT TO THIS AMENDMENT.

SECTION 14.            Costs and Expenses. Borrower shall pay all costs and expenses incurred by Agent and Lenders in connection with this Amendment, including Agent's Counsel Fees.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Amendment as of the date first above written.

BORROWER:

INTERSTATE COLUMBIA SPE, LLC, a Delaware limited liability company

By:	/s/ Bruce Riggins
	Name:	Bruce Riggins
	Title:	Chief Financial Officer

AGENT AND LENDERS:

CALYON NEW YORK BRANCH

By:	/s/ Jason Chrein
	Name:	Jason Chrein
	Title:	Director

By:	/s/ David Bowers
	Name:	David Bowers
	Title:	Managing Director